Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES EXERCISE OF TENANT’S OPTION TO PURCHASE IMPERIAL’S FLORIDA FARM

NEW YORK, NEW YORK (April 23, 2015) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that the landscape nursery company that leases the Quincy, Florida production nursery (the “Florida Farm”) previously used by Griffin’s wholly-owned subsidiary, Imperial Nurseries, Inc. (“Imperial”), has given notice to Imperial that it intends to exercise its option under the Lease and Purchase Agreement (the “Agreement”) to purchase the Florida Farm for $4,075,000. Under the terms of the Agreement, the tenant is required to provide a deposit to Imperial by May 31, 2015 and close on the purchase no later than August 31, 2015. If the deposit is not received when due, the notice to purchase the Florida Farm would become void. If completed under its current terms, Griffin expects to report a pretax gain of approximately $2,500,000 from the sale of the Florida Farm. There is no guarantee that the sale of the Florida Farm will be completed under its current terms, or at all.

Imperial ceased its Florida operations in fiscal 2009 and leased the Florida Farm to the current tenant. In fiscal 2014, Griffin exited the landscape nursery business when Imperial sold its inventory and certain other assets at its Connecticut nursery operation to another landscape nursery company and entered into a long-term lease of the Connecticut farm.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward looking statements include the statements concerning the completion of the sale of the Florida Farm and the expected amount of pretax gain from the sale of the Florida Farm. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin, including a decision by the Florida tenant not to consummate the purchase of the Florida Farm, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.